DISTRIBUTION SERVICES AGREEMENT

This Distribution Services Agreement ("Agreement") is hereby entered into as of the Effective Date between Biotech Precision Berhad (Company number: 1162630-T) ("Distributor") and Billion Faith International Berhad (Company number: 1212095-A) ("Agent") with registered address at B-05-3, Plaza Taragon Kelana, Jalan SS6/6, Kelana Jaya, 47301 Petaling Jaya, Selangor, Malaysia as specified in Exhibit A attached hereto. Authorised  Distributor  and Agent are hereby individually known as "Party" and collectively known as "Parties".

WHEREAS, Agent markets products through their network and can market the products and services of lmagene Labs Pte Ltd ("ILPL") under the terms provided in this Agreement;

WHEREAS, Distributor is the authorized distributor of ILPL who is engaged in the business of providing consumer genetics tests and wellness products, and has agreed for the Agent to promote and market ILPL's products and services ("Products"), on a  non-exclusive  basis under the terms and conditions of this Agreement;

NOW, THEREFORE, for and in consideration  of the above premises and the other covenants in this Agreement, the Parties hereby stipulate and agree as follows:

1.SERVICES

Subject to the terms of this Agreement, the Agent shall provide sales and marketing, channel development, obtain regulatory approval and other backend services (if applicable) for certain samples sent to ILPL Lab or ILPL's foreign laboratory partners ("Services").

2.INVOICES and BILLING EVENTS.

For products listed in Exhibit A, the Agent shall continue to maintain and manage the billing relationships with its clients in connection with the samples sent to ILPL or ILPL's foreign laboratory partners under this Agreement. For each sample sent to ILPL or ILPL's foreign lab partners for processing under this Agreement, Distributor shall (i) assist Agent to enable consummation of billing events and (ii) invoice Agent at the Rate specified in Exhibit A attached hereto. Agent agrees to pay the amount specified in such invoices.

3.AGENT'S PROPRIETARY RIGHTS.

Distributor acknowledges and agrees that the Agent (or Agent's licensors, as applicable)  own all legal right, title, and interest in and to the services provided by Agent, including any intellectual property rights which subsist in such services (whether those rights happen to be registered or not, and wherever in the world those rights may exist).

4.AGENT'S RESPONSIBILITIES.

Agent shall

a)obtain regulatory approval that may be required by applicable laws in any jurisdiction which Agent intends to market Products and ship samples to ILPL for analysis (where necessary),

b)report to regulatory bodies all adverse events related to the use of Products to the extent required by applicable laws,

c)market Products through its networks and platforms,

a)

d)jointly decide and determine its pricing strategies, as set out in Exhibit A,

e)achieve as much exposure for the Products as the other products similarly marketed throughout Agent's networks and platforms or as agreed in writing from time to time  with Distributor,

f)conduct the promotion and sales activities in a method that would always protect the goodwill and name of Distributor and ILPL,

g)pay Distributor upon delivery of goods to Agent,

h)not amend ILPL's Products without prior written approval by Distributor.

5.ILPL'S PROPRIETARY RIGHTS.

Agent acknowledges and agrees that ILPL (or ILPL's licensors, as applicable) and its foreign technology partners own all legal right, title, and interest in and to the products and services provided by ILPL, including any intellectual property rights which subsist in such product and services (whether those rights happen to be registered or not, and wherever in the world those rights may exist).

6.DISTRIBUTOR's RESPONSIBILITIES.

Distributor shall:

a)provide Agent with marketing materials written in English language;

b)provide instructions and materials for test sample collection where necessary;

c)inform Agent of failure of test sample quality (and thus non-delivery of Products)  within 3 working days from lab test;

d)in the event test sample quality does not meet ILPL's criteria, Distributor has the sole discretion to return the sample to Agent; and

7.ACCURACY and LIMITATIONS of TEST RESULTS.

ILPL DO NOT PROVIDE DIAGNOSTICS AND PROGNOSTICS TESTS. ILPL ONLY PROVIDES CONSUMER GENETICS TESTS.

NO LABORATORY TEST CURRENTLY AVAILABLE IS 100% ACCURATE. ALTHOUGH ILPL'S AND ITS TECHNOLOGY LABORATORY PARTNERS' TESTING SERVICES ARE HIGHLY RELIABLE, THERE IS POSSIBILITY THAT IT WILL PRODUCE RESULTS THAT MAY CAUSE INACCURATE INTERPRETATIONS.

FURTHER, THE SERVICES TEST ONLY THE SINGLE NUCLEOTIDE POLYMORPHISMS (SNPs) THAT ARE INCLUDED IN THE TEST PANEL, SNPs KNOWN AND SCIENTIFICALLY VALIDATED TO CONTRIBUTE TO THE TRAITS TESTED. TRAITS MAY BE AFFECTED BY OTHER, AS YET UNKNOWN, SNPs OR THERE MAY EXIST CURRENTLY  UNKNOWN SNPs THAT MAY CONTRIBUTE TO THE TRAITS TESTED. TEST SCORING IS CALCULATED BASED ON REFERENCE GENOMES WHICH  ARE  CONSTANTLY UPDATED BY GLOBAL SOURCES, INDUSTRY, ACADEMIC INSTITUTES, RESEARCH INSTITUTES AND PRIVATE COMPANIES. THE RESULTS OF THE TEST ARE INTENDED

TO PROVIDE INFORMATION ON GENETIC BACKGROUND, AND ARE  NOT  INTENDED TO BE DIAGNOSTIC OR CLINICALLY CONCLUSIVE, AND DO NOT GUARANTEE THAT USERS ARE OR WILL BE HEALTHY AND DISEASE FREE.

8.LIMITATION of LIABILITY.

AGENT EXPRESSLY UNDERSTANDS AND AGREES THAT DISTRIBUTOR, ILPL, ITS EMPLOYEES, SHAREHOLDERS, OFFICERS, DIRECTORS, AGENTS, PARTNERS AND OTHER AFFLIATES, SHALL NOT BE LIABLE FOR ANY DIRECT, INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, OR EXEMPLARY DAMAGES, INCLUDING  BUT  NOT LIMITED TO, DAMAGES FOR LOSS OF PROFITS, GOODWILL, USE, DATA OR OTHER INTANGIBLE LOSSES (EVEN IF DISTRIBUTOR HAS BEEN ADVISED OF  THE POSSIBILITY OF SUCH DAMAGES), RESULTING FROM:

(1)THE USE OR THE INABILITY TO USE THE SERVICES;

(2)ANY ACTION TAKEN BASED ON THE INFORMATION RECEIVED THROUGH OR FROM THE SERVICES;

(3)FAILURE TO KEEP PASSWORDS OR ACCOUNT DETAILS SECURE AND CONFIDENTIAL;

(4)THE COST OF PROCUREMENT OF SUBSTITUTE GOODS AND SERVICES RESULTING FROM ANY GOODS, DATA, INFORMATION, OR SERVICES PURCHASED OR OBTAINED OR MESSAGES RECEIVED OR TRANSACTIONS ENTERED INTO THROUGH OR FROM THE SERVICES;

(5)UNAUTHORIZED ACCESS TO OR ALTERATION OF INTERNET TRANSMISSIONS OR DATA; OR

(6)THE STATEMENTS OR CONDUCT OF ANY THIRD PARTY ON THE DISTRIBUTOR WEB SITE OR IN CONNECTION WITH THE SERVICES.

Agent shall bear all liabilities arising from the promotion, marketing and sale of Products. Distributor shall not bear any liabilities arising from Agent's promotion, marketing and sale of Products.

Agent shall indemnify and defend Distributor against all claims brought by third parties against Distributor resulting from, arising out of or relating to gross negligence or wilful misconduct of Agent and failure of Agent to comply with applicable laws.

9.CONFIDENTIALITY.

All confidential or proprietary information provided by a party hereto to the other shall be kept by such party in strictest confidence. It is the intent of the parties that each shall be protected in that information that is unique to its systems, products, ideas, marketing activities, and strategies. Nothing in this provision shall be construed as to limit either parties' ability to transact business subsequent to the termination of this Agreement. However, the parties agree that proprietary information shall not be disclosed to any third parties absent the express written consent of the non-disclosing party, and all proprietary information disclosed to either party shall be designated as proprietary at the time that it is forwarded to the other party. If not disclosed in writing at the time of disclosure, proprietary Information shall specifically be defined and handled as follows:

(1)Information that would otherwise be available to the parties through investigative efforts in the public domain through no fault of their own, shall not be protected under this confidentiality provision.

(2)All confidential information shared by the parties, shall, to the extent feasible, be returned to the other party upon termination of this Agreement. and shall be returned to other party upon demand.

10.NOTICES.

Any notice required or permitted to be given pursuant to this Agreement will be given in writing and sent by a local or internationally recognized delivery service or email or facsimile, and such notice will be deemed to have been given (i) if sent by delivery service, upon confirmation of delivery by the delivery service; or (ii} if sent by facsimile or email, when transmission of such notice is confirmed by the transmitting facsimile machine or the relevant electronic mail delivery service. Notices to Agent shall be sent to Agent at the address specified in Exhibit A attached hereto.

11.GENERAL.

This Agreement constitutes the entire agreement between Distributor and Agent with respect to the subject matter hereof and is the final, complete and exclusive statement of the terms of the Agreement, superseding all prior written and oral agreements, understandings and undertakings relating to the subject matter hereof. The waiver of any term or condition or any breach thereof shall not affect any other term or condition of this Agreement. Distributor or Agent may not assign this Agreement without the prior written consent of the other party. This Agreement shall be governed by and construed according to the laws of Malaysia, without regard to conflict of law provisions. In the event that any provision of this Agreement or portion thereof is found to be illegal or unenforceable, the Agreement shall be construed without the unenforceable provision or portion thereof.

AGREED AND ACKNOWLEDGED:

Billion Faith lnternation;JI Berhad ("Agent'1):I Biotech Precision Berhad ("Distributor")
By:- Name: Liu Chang Cai Title: Director	Name: Datuk Seri Nie Yew Kian Cheong Title: Director

EXHIBIT A

1.Agent Details

Agent Name: Billion Faith International Berhad

Agent Address: B-05-3, Plaza Taragon Kelana, Jalan SS6/6, Kelana Jaya, 47301 Petaling Jaya, Selangor, Malaysia

Agent Contact Person: Liu Chang Cai Agent Contact Phone: +603 7887 2552

Agent Contact Email: admin@billionfaithinternational.com

2.Effective Date and Term

Contract Effective Date: 1 January 2018

Term: 1-year term renews automatically or unless terminated by either party per the process set forth in Clause 6. Termination.

3.Agent Services, Products and Fees

Distributor and the Agent agrees to provide the Services:

a)Services by Agent

Agent will co-market with Distributor the products, with the minimum test volume stated. Agent will provide:

(1)Channel development and marketing to end users in Territory, including delivery of relevant marketing peripherals like brochures, test kits and wellness products, etc. on demand.

(2)Collection and consolidation of test samples upon orders from users.

(3)Cooperation in logistics arrangement for Courier of test samples to ILPL lab or relevant foreign labs based on agreed logistics processes, factoring in the different delivery timelines between saliva sample  collection,  and the final delivery  of the test samples at ILPL labs or foreign technology labs, as listed in Annex A.

(4)Agent will be responsible for ensuring that the test users properly register test kits and provide required responses on the test portal (www.askori.com or www.mysnp.com) before samples are sent out.

(5)Provision of direct billing to test users based on Agent's bill collection policies, including collection of fees direct from users.

(6)Distributor will invoice Agent based on the fees stated below, and Agent will pay Distributor according to invoice terms.

(1)

b)Products and Fees

Please see Annex A for list of products and volume-tiered pricing.

c)Volume-based Bonus

Please see Annex A for list of volume-based Bonus.

4.Territory

The Agent is authorised to distribute ILPL's test product in Malaysia.

5.Marketing

Any mention of ILPL and its foreign technology partners (name, logo, branding, promotional materials, etc.) on the product, packaging, marketing collateral, website,  etc. or any other use of the ILPL name and or logo whatsoever must be approved by Distributor in writing in advance of its use. Distributor agrees to supply Agent with electronic and hard copies of marketing literature.

6.Termination

This agreement may be terminated at any time upon mutual agreement by both parties. In the event that Agent breaches any part of this agreement, Distributor may terminate  this agreement at any time. Further, either party may terminate this agreement with or without cause upon 30 days written notice to the other party. Clause 9 on Confidentiality will survive  the termination of this Agreement for another three (3) years.

ANNEX A

Product Code	Product name	Description	Agent's price (RM}*	Maximum Delivery Timeline
TE0030	mySNP Nutri	Nutrition test	650.00	5 working days upon order confirmation
TEO0lO	mySNP Fitness	Fitness test	650.00	5 working days upon order confirmation
TE0012	mySNP Fitness Pro	Fitness & Nutrition tests	830.00	5 working days upon order confirmation
TE0020	mySNP Derma	Skin test	650.00	5 working days upon order confirmation
TE0022	mySNP Derma Pro	Skin & Nutrition tests	830.00	5 working days upon order confirmation
TE0040	mySNP 360	Skin & Fitness & Nutrition tests	990.00	5 working days upon order confirmation
TE0050	mySNP Personality	Personality test	550.00	5 working days upon order confirmation

•Based on individual tests price to Reseller. All fees quoted are exclusive of any local taxes (e.g. GST), and inclusive of shipping charges to Malaysia. Shipping charges to locations outside the above markets will be added accordingly.

•The above quoted prices are valid from the period of 1st November 2017 to 1st February 2019.

•Report turnaround time: 14-21 working days after sample reaches lmagene Labs testing facilities.

•Price adjustment is at the discretion of ILPL.

•A minimum order quantity (MOQ) of 5 tests is required.

•Payment term is 30 calendar days.

Volume-based Bonus (if applicable)

a)If Agent purchases ten (10) test kits from Distributor within the same invoice, Distributor will provide one

(1)test kit at no cost to Agent as in-kind bonus.

b)If Agent purchases fifty (SO) test kits from Distributor within the same invoice, Distributor will provide six

(6) test kits at no cost to Agent as in-kind bonus.

Product Code	Product name	Minimum order per 12 months	Agent's price (RM}*	Maximum Delivery Timeline
CS00lO	DNA Precision Skin Complex	100	200.00	7-14 working days upon order confirmation
		500	190.00
		1000	180.00
CV0010	DNA Precision Supplement Blend	100	230.00	7-14 working days upon order confirmation
		500	220.00
		1000	210.00

•Agent shall procure over the 12 month period from Effective Date: 1 November 2017

o100 units of DNA Precision Supplement Blend (CV0010) at MYR230.00 per unit;

oTotal value of commitment at [MYR 23,000.00].

oAgent shall pay Distributor deposit payment of MYR 2300.00 (equivalent of 10% total commitment value over 12 months) upon signing of the Distribution Service Agreement.

•Distributor shall provide the Agent with a monthly invoice by the 7th of every month, indicating the total units sold in the previous month, and the total amount due to Distributor. Upon receipt of the invoice, Agent shall transfer payment to Distributor within 30 calendar days.

•

•At the end of 12 months, if there is shortfall of units from the numbers above, Agent shall pay for the remaining units at the same price level above.

•Product turnaround time: 14-21 working days after report is generated.

•All fees quoted are exclusive of any local taxes (e.g. GST}, and inclusive of shipping charges. Shipping charges to locations outside the above Malaysia markets will be added accordingly.

•Payments payable to "Billion Faith International Berhad"